FINAL VERSION

REGISTRATION RIGHTS AGREEMENT

dated as of May 3, 2011

by and between

DESERT HAWK GOLD CORP.

and

DMRJ GROUP I, LLC

i

	10.2	Adjustments Affecting Registrable Shares	15
	10.3	Other Registration Rights	15
	10.4	Remedies	16
	10.5	Amendments and Waivers	16
	10.6	Successors and Assigns	16
	10.7	Severability	16
	10.8	Descriptive Headings	16
	10.9	Notices	16
	10.10	Jurisdiction, Etc.	17
	10.11	Governing Law	18
	10.12	WAIVER OF JURY TRIAL	18

11.	Final Agreement		18

12.	Execution in Counterparts		18

13.	No Strict Construction		18

ii

DESERT HAWK GOLD CORP.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of May 3, 2011 (this “Agreement”), is by and between Desert Hawk Gold Corp., a Nevada corporation (the “Corporation”), and DMRJ Group I, LLC, a Delaware limited liability company (the “Investor”).

A.           This Agreement is made in connection with that certain Fourth Amendment to Investment Agreement, dated as of the date hereof, by and between the Corporation and the Investor (as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof, the “Amendment”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Amendment.

B.           As an inducement to the Investor to enter into the Amendment, the Corporation (i) has authorized the issuance of 2,500,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per shares (the “Series A-1 Preferred Shares”) and 1,000,000 shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A-2 Preferred Shares”); (ii) has issued to the Investor 100,000 Series A-2 Preferred Shares and (iii) has agreed to enter into this Agreement in order to grant certain registration rights to the Investor with respect to the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

In consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement and shall be equally applicable to both the singular and plural forms of the terms defined herein:

“Agreement” has the meaning set forth in the Preamble.

“Amendment” has the meaning set forth in Recital A.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Common Stock, $0.001 par value per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Delay Period” has the meaning set forth in Section 2.6.

“Demand Registrations” has the meaning set forth in Section 2.2.

“Demand Registration Statement” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Initiating Holders” has the meaning set forth in Section 2.5.

“Investment Agreement” has the meaning set forth in Recital A.

“Investor” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1.

“Long-Form Demand Registrations” has the meaning set forth in Section 2.1.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 3.1.

“Preferred Shares” means the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

 “Registrable Shares” means at any time (i) any shares of Common Stock then outstanding which were issued upon conversion of the Preferred Shares; (ii) any shares of Common Stock then issuable upon conversion of the outstanding Preferred Shares; (iii) any shares of Common Stock or other securities then outstanding which were issued as, or were issued directly or indirectly upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect to, in exchange for or in replacement of any shares referred to in clauses (i) and (ii); and (iv) any shares of Common Stock or other securities then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to, in exchange for or in replacement of any shares referred to in clauses (i) and (ii); provided, however, that Registrable Shares shall not include any shares which have been sold pursuant to an offering registered under the Securities Act or which have been sold to the public pursuant to Rule 144 under the Securities Act.  For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Shares whenever such Person has the right to acquire such Registrable Shares, whether or not such acquisition actually has been effected.

“Registration Expenses” has the meaning set forth in Section 6.1.

“Registration Period” has the meaning set forth in Section 5.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A-1 Preferred Shares” has the meaning set forth in Recital B.

“Short-Form Demand Registrations” has the meaning set forth in Section 2.2.

2.           Demand Registration.

2.1           Long-Form Registrations.  Subject to the terms of this Agreement, the holders of at least thirty-three percent (33%) of the then outstanding Registrable Shares may, at any time after the earlier of (i) the first anniversary of the date hereof and (ii) one hundred eighty (180) days after an initial public offering of the Corporation’s securities under the Securities Act, request registration (which may include a shelf registration) under the Securities Act of all or part of their Registrable Shares on Form S-1 or any similar long-form registration.  Within ten (10) days after receipt of any request pursuant to this Section 2.1, the Corporation will give written notice of such request to all other holders of Registrable Shares and will include in such registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion within fifteen (15) days after delivery of the Corporation’s notice.  All registrations requested pursuant to this Section 2.1 are referred to herein as “Long-Form Demand Registrations.”  The Corporation is obligated to effect no more than two (2) Long-Form Demand Registrations unless the Corporation is unable to use a Form S-3 (or any similar short form registration) at any time after the Corporation would otherwise be eligible to use a Form S-3 (or any similar short form registration) because (i) the Corporation has not filed all of the material to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act for a period of at least twelve (12) calendar months immediately preceding the date the requested registration statement would be filed in accordance with this Agreement; (ii) the Corporation has not filed in a timely manner all reports required to be filed during the twelve (12) calendar months and portion of a month immediately preceding the date the requested registration statement would be filed in accordance with this Agreement; (iii) if the Corporation has used (during the twelve (12) calendar months and any portion of a month immediately preceding the date the requested registration statement would be filed in accordance with this Agreement) Rule 12b-25(b) of the Exchange Act with respect to a report or a portion of a report, the Corporation failed to file that report or portion thereof within the time period prescribed by such rule, or (iv) the Corporation or any of its subsidiaries, since the end of the last fiscal year for which certified financial statements thereof were included in a report filed pursuant to Section 13(a) or 15(d) of the Exchange Act (A) failed to pay any dividend or sinking fund installment on preferred stock of the Corporation or (B) defaulted on (I) any installment or installments on indebtedness for borrowed money or (II) on any rental on one or more long-term leases, which defaults in the aggregate are material to the financial position of the Corporation and its subsidiaries, taken as a whole.

2.2           Short-Form Registrations.  In addition to the Long-Form Registrations provided pursuant to Section 2.1 above, the holder or holders of Registrable Shares proposing to sell Registrable Shares with an expected aggregate offering price to the public of at least $500,000 will be entitled to request from time to time registrations under the Securities Act of all or part of their Registrable Shares on Form S-3 or any similar short-form registration (“Short-Form Demand Registrations”, and, together with Long-Form Demand Registrations, the “Demand Registrations”), if available; provided, however, that the Corporation shall not be obligated to effect more than two (2) Short-Form Demand Registrations in any twelve (12) month period.  Within ten (10) days after receipt of any request pursuant to this Section 2.2, the Corporation will give written notice of such request to all other holders of Registrable Shares and will include in such registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion within fifteen (15) days after delivery of the Corporation’s notice.  Demand Registrations will be Short-Form Demand Registrations whenever the Corporation is permitted to use any applicable short form.  Once the Corporation has become subject to the reporting requirements of the Exchange Act, the Corporation will use its reasonable efforts to make Short-Form Demand Registrations available for the sale of Registrable Shares.  If a Short-Form Demand Registration is to be an underwritten public offering, and if the underwriters for marketing or other reasons request the inclusion in the registration statement of information which is not required under the Securities Act to be included in a registration statement on the applicable form for the Short-Form Demand Registration, the Corporation will provide such information as may be reasonably requested for inclusion by the underwriters in the Short-Form Demand Registration.

2.3           Effective Registrations.  The Corporation shall use its commercially reasonable efforts to maintain the effectiveness of a registration statement filed with respect to any Demand Registration (a “Demand Registration Statement”) at all times during the Registration Period (as defined below).  A Demand Registration shall not be deemed to have been effected and count as a Demand Registration described in Sections 2.1 and 2.2 unless a Demand Registration Statement with respect thereto has become effective and remains effective at all times during the Registration Period, unless such registration statement shall be withdrawn at the request of the holders requesting such registration.

2.4           Priority.  The Corporation will not include in any Demand Registration any securities which are not Registrable Shares without the written consent of the holders of a majority of the Registrable Shares to be included in such Demand Registration.  If a Demand Registration is an underwritten public offering and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk of adversely affecting the marketability of the offering, the Corporation will include in such registration such number of securities that in the written opinion of such underwriters can be sold without creating such a risk in the following order of priority:  first, the Registrable Shares, pro rata among the respective holders of Registrable Shares on the basis of the number of Registrable Shares owned by such holders, with further successive pro rata allocations among the holders of Registrable Shares if any such holder of Registrable Shares has requested the registration of less than all such Registrable Shares such holder is entitled to register, and second, if and to the extent the holders of a majority of the Registrable Shares have consented in writing to the inclusion of any other securities, such other securities requested to be included in such registration.

2.5           Underwritten Demand Registrations.  If the holders of Registrable Shares initiating a Demand Registration hereunder (the “Initiating Holders”) intend to distribute the Registrable Shares covered by their request by means of an underwritten public offering, they shall so advise the Corporation as a part of a request made pursuant to Sections 2.1 and 2.2 and the Corporation shall include such information in its written notices referred to in Sections 2.1 and 2.2.  The holders of a majority of the Registrable Shares included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Corporation’s approval, which approval shall not be unreasonably withheld or delayed.  In such event, the right of any holder of Registrable Shares to include such holder’s Registrable Shares in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Shares in the underwriting to the extent provided herein.  The Corporation and all holders of Registrable Shares proposing to distribute their Registrable Shares through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

2.6           Deferral.  The Corporation shall be entitled to postpone the filing of any Demand Registration Statement otherwise required to be prepared and filed by the Corporation pursuant to Section 2.1 or 2.2, delay a request for effectiveness of any such Demand Registration Statement, or suspend the use of any effective Demand Registration Statement filed with respect to any Demand Registration, for a reasonable period of time, but not in excess of thirty (30) days (a “Delay Period”), if the board of directors of the Corporation determines that, in its good faith judgment, the registration and distribution of the Registrable Shares covered or to be covered by such Demand Registration Statement would require the disclosure of material, non-public information by the Corporation in the Demand Registration Statement with respect to which the board of directors of the Corporation believes that the Corporation has a bona fide business purpose for preserving confidentiality, and the Corporation promptly gives the Initiating Holders a written certificate signed by an executive officer of the Corporation notifying such Initiating Holders of such determination and an approximation of the period of the anticipated delay; provided, however, that the Corporation shall not have the right to initiate more than one (1) Delay Period in any six (6) month period.  If the Corporation shall so postpone the filing of a Demand Registration Statement, the Initiating Holders shall have the right to withdraw such Initiating Holders’ request for the applicable Demand Registration by giving written notice thereof to the Corporation within thirty (30) days after receipt of the notice of postponement, and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of Demand Registrations which the Corporation is obligated to effect pursuant to Sections 2.1 and 2.2.  The time period for which the Corporation is required to maintain the effectiveness of any Demand Registration Statement shall be extended by the aggregate number of days of the applicable Delay Period during such registration.  The Corporation shall not be entitled to initiate a Delay Period unless it shall (i) to the extent permitted by agreements with other security holders of the Corporation, concurrently prohibit sales by such other security holders under registration statements covering securities held by such other security holders, and (ii) in accordance with the Corporation’s policies from time to time in effect, forbid purchases and sales in the open market by directors and executive officers of the Corporation during such Delay Period.

2.7           Limits.  The Corporation shall not be obligated to prepare and file, and the Corporation shall be permitted to delay or abandon, a registration statement with respect to any Registrable Shares of any holder thereof if all such Registrable Shares of such holder may then be sold pursuant to Rule 144 of the Securities Act without restriction or limitation (including, without limitation, imposed by the volume or manner of offering restrictions) and without public information requirements; provided, however, that in no event shall the registration rights granted under this Agreement terminate any time prior to the second anniversary of the date of the Corporation’s initial public offering of securities under the Securities Act.

3.           Piggyback Registration.

3.1           Right to Piggyback.  Whenever the Corporation proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration hereunder) in connection with the public offering of such securities, whether or not for sale for its own account (other than a registration relating solely to the sale of securities issued to employees, directors and consultants of the Corporation under an employee benefit plan on Form S-8 or similar form which may be promulgated in the future, or a registration relating solely to securities issued to effect a business combination pursuant to Rule 145 promulgated under the Securities Act on Form S-4 or similar form which may be promulgated in the future), and the registration form to be used may be used for the registration of any Registrable Shares (a “Piggyback Registration”), the Corporation will give prompt written notice (and in any event at least thirty (30) days prior to filing any registration statement with respect to such Piggyback Registration or, in the case of any demand registration other than a Demand Registration under this Agreement, within five (5) Business Days after its receipt of notice of any exercise of such demand registration rights) to all holders of the Registrable Shares of its intention to effect such a registration and will include in such registration all Registrable Shares (in accordance with the priorities set forth in Section 3.2 below) with respect to which the Corporation has received written requests for inclusion within thirty (30) days after the delivery of the Corporation’s notice.  The Corporation shall use its commercially reasonable efforts to maintain the effectiveness of a registration statement filed with respect to any Piggyback Registration at all times during the Registration Period.  No Piggyback Registration effected under this Section 3.1 shall relieve the Corporation of its obligation to effect any Demand Registration under Sections 2.1 and 2.2, nor shall any Piggyback Registration be deemed to have been effected pursuant to Sections 2.1 and 2.2.  There shall be no limit on the number of times the holders of Registrable Shares may request Piggyback Registration of Registrable Shares under this Section 3.1.

3.2           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten public offering (other than a secondary registration of securities held solely by stockholders of the Corporation, as to which Section 3.3 shall apply) and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in the registration creates a substantial risk of adversely affecting the marketability of the offering, the Corporation will include in such registration such number of securities that in the written opinion of such underwriters can be sold without creating such a risk in the following order of priority:  first, the securities that the Corporation proposes to sell, if any, second, (i) the securities requested to be included therein by the holders initiating such registration, if any, and (ii) the Registrable Shares requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares of such securities being so requested for inclusion in such registration which are owned by such holders (and pro rata among the respective holders of Registrable Shares on the basis of the number of Registrable Shares owned by such holders, with further successive pro rata allocations among the holders of Registrable Shares if any such holder of Registrable Shares has requested the registration of less than all such Registrable Shares such holder is entitled to register), and third, other securities requested to be included in such registration; provided that, notwithstanding the priority allocations set forth in this Section 3.2, the amount of Registrable Shares included in a registered offering shall not be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Corporation’s securities, in which case all Registrable Shares may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included.

3.3           Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Corporation’s securities, and the managing underwriters advise the Corporation in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Corporation shall include in such registration such number of securities that in the written opinion of such underwriter can be sold without creating such a risk in the following order of priority:  first, the securities requested to be included therein by the holders requesting such registration and the Registrable Shares requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities so requested to be included therein owned by each such holder, and second, other securities requested to be included in such registration.

3.4           Other Registrations.  If the Corporation has previously filed a registration statement with respect to Registrable Shares pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, the Corporation will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least one hundred twenty (120) days has elapsed from the effective date of such previous registration.

3.5           Underwritten Piggyback Registrations.  If the securities registered in any Piggyback Registration are to be distributed by means of an underwritten public offering, the Corporation shall include such information in the written notice referred to in Section 3.1.  If any holder of Registrable Shares elects to participate in such underwritten Piggyback Registration, each such holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, which underwriting agreement shall also be entered into by the Corporation and the holders initiating such Piggyback Registration.  Any investment banker(s) and manager(s) selected to administer the offering shall be subject to the prior approval of holders of a majority of the Registrable Shares, which approval shall not be unreasonably withheld or delayed.

3.6           Limitations on Registrations.

(a)           The Corporation shall not register any of its securities for sale for its own account (other than securities issued to employees, directors and consultants of the Corporation under an employee benefit plan registered on Form S-8 or similar form which may be promulgated in the future, or securities issued to effect a business combination pursuant to Rule 145 promulgated under the Securities Act registered on Form S-4 or similar form which may be promulgated in the future and other than a shelf registration on Form S-3 (but not including any sale of securities “pulled down” from such shelf registration)) except as a firm commitment underwriting.

(b)           Without limiting any provision contained in the Corporation’s articles of incorporation, the Corporation shall not, without the separate prior written approval of the holder or the holders of a majority of the Registrable Shares, grant or award to any Person any registration rights with respect to, or otherwise register on behalf of any Person (other than the Corporation), any securities of the Corporation, except for (i) the registration rights granted hereunder, and (ii) registrations of Registrable Shares, securities issued to employees, directors and consultants of the Corporation under an employee benefit plan registered on Form S-8 or similar form which may be promulgated in the future, and securities issued to effect a business combination pursuant to Rule 145 promulgated under the Securities Act registered on Form S-4 or similar form which may be promulgated in the future.

4.           Holdback Agreements.

4.1           Holders’ Agreements.  Each holder of Registrable Shares agrees not to effect any public sale or distribution (including pursuant to Rule 144) of equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities, during the 180-day period beginning on the effective date of any initial public offering of securities pursuant to a firmly underwritten offering registered under the Securities Act (the “Lock-Up Period”), unless (a) the underwriters managing the registered public offering otherwise agree, or (b) directors, officers and other senior management of the Corporation do not agree to the same restrictions in this Section 4.1.  Nothing herein shall prevent a holder of Registrable Shares, during the Lock-Up Period, (i) from exercising its Piggyback Registration rights pursuant to Section 3.1, (ii) from putting securities of the Corporation in a trust, gifting such securities, or selling or distributing securities of the Corporation that were acquired on the open market, (iii) that is a partnership from making a distribution of securities of the Corporation to its partners, (iv) that is a limited liability company from making a distribution of securities of the Corporation to its members, (v) that is a trust from making a distribution of securities of the Corporation to its beneficiaries, or (vi) that is a corporation from making a distribution of securities of the Corporation to its stockholders, provided that the transferees of such securities of the Corporation agree to be bound by the provisions of this Agreement to the extent the transferor would be so bound.

4.2           Corporation’s Agreements.  The Corporation agrees not to file a registration statement with respect to any public sale or distribution of its equity securities, or any securities convertible into, or exchangeable or exercisable for, such securities, during the seven (7) days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the underwritten Demand Registration or Piggyback Registration otherwise agree.

5.           Registration Procedures, etc.

5.1           Registration Procedures Generally.  Whenever the holders of Registrable Shares have requested that any Registrable Shares be registered pursuant to this Agreement, the Corporation will use its reasonable best efforts to effect the registration and sale of such Registrable Shares in accordance with the intended method of disposition thereof and, pursuant thereto, the Corporation will as expeditiously as possible:

(a)           prepare and file with the Commission a registration statement on the applicable form in accordance with the terms hereof with respect to such Registrable Shares and use its reasonable best efforts to cause such registration statement to become effective as soon as expeditiously possible thereafter (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Corporation will furnish copies of all such documents proposed to be filed to the counsel or counsels for the sellers of the Registrable Shares covered by such registration statement);

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective until the earlier of (i) the date on which all remaining Registrable Shares covered by such registration statement may be sold pursuant to Rule 144 without volume restrictions or public information requirements and any and all restrictive legends have been removed from such Registrable Shares and (ii) when all Registrable Shares covered by such registration statement have been disposed of pursuant to such registration statement or otherwise cease to be Registrable Shares (the “Registration Period”), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such Registration Period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           furnish to each seller of Registrable Shares such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller;

(d)           use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such jurisdictions in the United States of America as any seller of Registrable Shares reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller (provided that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction);

(e)           promptly notify each seller of such Registrable Shares (i) when a registration statement, prospectus or any supplement or amendment thereto has been filed, and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to a registration statement or a prospectus related thereto or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings by any Person for such purpose, (iv) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceedings for such purpose, and (v) of the happening of any event as a result of which the prospectus included in any registration statement related thereto contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and the Corporation will promptly prepare and file with the Commission a supplement or amendment to such registration statement or such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)            cause all such Registrable Shares to be listed on each securities exchange or market on which similar securities issued by the Corporation are then listed;

(g)           provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

(h)           if any Registrable Shares registered in any Demand Registration or Piggyback Registration are to be distributed by means of an underwritten public offering, enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares (including, but not limited to, providing marketing support, including presentations by members of senior management, as is reasonably requested by holders of Registrable Shares participating in the offering to facilitate the success of the offering);

(i)            make available for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j)            advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(k)           at least forty-eight (48) hours prior to the filing of any registration statement or prospectus, or any amendment or supplement to such registration statement or prospectus, or any response to any Commission comment letter with respect to such registration statement or prospectus, furnish a copy thereof to each seller of such Registrable Shares and refrain from filing any such registration statement, prospectus, amendment or supplement, and from transmitting any response to a Commission comment letter, to which counsel selected by the holders of a majority of the Registrable Shares being registered shall have reasonably objected;

(l)            if requested by a holder of Registrable Shares, (i) incorporate in a prospectus supplement or post-effective amendment such information as such holder requests to be included therein relating to the sale and distribution of Registrable Shares, including, without limitation, information with respect to the number of Registrable Shares being offered or sold, the purchase price being paid therefor, the Persons selling the Registrable Shares and any other terms of the offering of the Registrable Shares, (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment, and (iii) supplement or make amendments to any registration statement related thereto if requested by a holder of such Registrable Shares;

(m)          make generally available to its security holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a twelve-month period beginning not later than the first day of the Corporation’s fiscal quarter next following the effective date of any registration statement related to Registrable Shares; and

at the request of any seller of such Registrable Shares in connection with an underwritten offering, furnish on the date or dates provided for in the underwriting agreement:  (i) an opinion of counsel, addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such counsel, underwriters and sellers may reasonably agree upon, including such matters as are customarily furnished in connection with an underwritten offering, and (ii) a letter or letters from the independent certified public accountants of the Corporation addressed to the underwriters and the sellers of Registrable Shares, covering such matters as such accountants, underwriters and sellers may reasonably agree upon, in which letter(s) such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in their opinion the financial statements and other financial data of the Corporation included in the registration statement, the prospectus(es), or any amendment or supplement thereto, comply in all material respects with the applicable accounting requirements of the Securities Act.

(n)           Cooperation of Selling Stock Holders.  Whenever under the preceding Sections of this Agreement the holders of Registrable Shares are registering such shares pursuant to any registration statement, each such holder agrees to (i) timely provide in writing to the Corporation, at its request, such information and materials as the Corporation may reasonably request in order to effect the registration of such Registrable Shares in compliance with federal and applicable state securities laws, and (ii) provide the Corporation with appropriate representations with respect to the accuracy of such information provided by such parties.

6.           Registration Expenses.

6.1           Corporation’s Expenses.  All expenses incident to the Corporation’s performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for the Corporation and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Corporation (all such expenses being herein called “Registration Expenses”), will be borne by the Corporation (including any Registration Expenses in connection with any registration initiated as a Demand Registration which is not deemed to be effected pursuant to Section 2.3).  In addition, the Corporation will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Corporation and the expenses and fees for listing the securities to be registered on each securities exchange or market.

6.2           Holder’s Expenses.  In connection with any registration statement in which Registrable Shares are included, the Corporation will reimburse the holders of Registrable Shares covered by such registration for the reasonable cost and expenses incurred by such holders in connection with such registration, including, but not limited to, reasonable fees and disbursements of one counsel chosen by the holders of a majority of such Registrable Shares.

7.           Indemnification.

7.1           By the Corporation.  The Corporation agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares, its officers, directors, partners and members, and each Person who controls such holder (within the meaning of the Securities Act or Exchange Act) against all losses, claims, damages, liabilities, amounts paid in settlement and expenses (including, but not limited to, attorney’s fees and expenses) (joint or several) caused by (a) any untrue or alleged untrue statement of material fact contained or incorporated by reference in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, (b) any omission or alleged omission to state in any registration statement or any amendment thereto (including, without limitation, through incorporation by reference) a material fact required to be stated therein or necessary to make the statements therein not misleading, or by any omission or alleged omission to state in any prospectus, preliminary prospectus or amendment or supplement thereto (including, without limitation, through incorporation by reference) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act, any state securities law or any other law relating to the offering covered by such registration statement or any rule or regulation promulgated thereunder, except insofar as any losses, claims, damages, liabilities, amounts paid in settlement or expenses relating to (x) clauses (a) or (b) above are caused by any untrue statement or omission or alleged untrue statement or omission based upon written information related to such holder furnished to the Corporation by, or on behalf of, such holder specifically for use therein, or (y) any defect in a prospectus if (i) the final prospectus was amended or supplemented by the Corporation, (ii) the Corporation furnished such amendment or supplement to the holder (or any Person controlling such holder) from which the Person asserting such loss, claim, damage or liability acquired Registrable Shares, (iii) the final prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability, and (iv) the final prospectus was not sent by, or delivered on behalf of, such holder to such Person at or prior to the written confirmation of the sale of the Registrable Shares to such Person; and the Corporation will promptly reimburse each such indemnified person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, settlement or expenses, provided such indemnified person shall agree to remit such payments to the Corporation if it is finally determined by a court of competent jurisdiction that such person was not entitled to indemnification hereunder.  The payments required by this Section 7.1 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.

7.2           By Each Holder.  In connection with any registration statement in which a holder of Registrable Shares is participating, each such holder agrees to, severally and not jointly, indemnify the Corporation, its directors and officers who sign the registration statement and accountants and each Person who controls the Corporation (within the meaning of the Securities Act or Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission to state in any registration statement or any amendment thereto (including, without limitation, through incorporation by reference) a material fact required to be stated therein or necessary to make the statements therein not misleading, or any omission or alleged omission to state in any prospectus, preliminary prospectus or amendment or supplement thereto (including, without limitation, through incorporation by reference) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any written information related to such holder furnished to the Corporation by, or on behalf of, such holder specifically for use therein; provided that the liability of each such holder of Registrable Shares will be in proportion to and limited in all events to the net amount received by such holder from the sale of Registrable Shares pursuant to such registration statement.

7.3           Procedure.  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification, and (ii) unless in such indemnified Person’s reasonable judgment an actual or potential conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person provided the indemnifying Person has acknowledged in writing to the indemnified Person such indemnifying Person’s obligation to so indemnify the indemnified Person hereunder.  If such defense is assumed, the indemnified Person will not be subject to any liability for any settlement made by the indemnifying Person without its consent (which consent will not be unreasonably withheld, delayed or conditioned), unless such settlement is solely for monetary damages and includes an unconditional release of such indemnified Person from all liability on claims that are the subject matter of such proceeding.  An indemnifying Person who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying Person with respect to such claim, unless in the reasonable judgment of any indemnified Person a conflict of interest may exist between such indemnified Person and any other of such indemnified parties with respect to such claim.  An indemnifying Person who is not entitled to, or elects not to, assume the defense of a claim shall not be liable for any settlement of any proceeding effected without its written consent (which consent will not be unreasonably withheld, delayed or conditioned) but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying Person agrees to indemnify the indemnified Person from and against any loss or liability by reason of such settlement or judgment.

7.4           Contribution.  If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified Person with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying Person, in lieu of indemnifying such indemnified Person hereunder, shall contribute to the amount paid or payable by such indemnified Person as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand, and of the indemnified Person on the other hand, in connection with the statements or omissions or violations of the Securities Act, the Exchange Act, any state securities law or any other law, rule or regulation relating to the applicable offering that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying Person and of the indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided that the liability of each holder of Registrable Shares under this Section 7.4 will be in proportion to and limited in all events to the net amount received by such holder from the sale of Registrable Shares pursuant to such registration statement.

The Corporation and each holder of Registrable Shares agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the foregoing paragraph.  The amount paid or payable by an indemnified Person as a result of the losses, claims, damages and liabilities referred to in the foregoing paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified Person in connection with investigating or defending any such action or claim.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7.5           Survival and Remedies.  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and will survive the transfer of Registrable Shares.  The Corporation also agrees to make such provisions as are reasonably requested by any indemnified Person for contribution to such Person in the event the Corporation’s indemnification is unavailable for any reason.  The remedies provided for in Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law, in equity or otherwise.

8.           Compliance with Rule 144.  The Corporation will (i) make and keep public information available (as those terms are understood and defined in Rule 144) so as to enable the holders of Registrable Shares to make sales pursuant to Rule 144, (ii) file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act so long as the Corporation remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144, and (iii) forthwith furnish to such holder (x) a written statement by the Corporation that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation, and (z) such other information as may be reasonably requested to permit such holder to sell such Registrable Shares pursuant to Rule 144 without registration.

9.           Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

10.         Miscellaneous.

10.1         No Inconsistent Agreements.  The Corporation will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Shares in this Agreement.

10.2         Adjustments Affecting Registrable Shares.  The Corporation will not take any action, or permit any change to occur, with respect to its articles of incorporation or bylaws which would prevent the holders of Registrable Shares from including such Registrable Shares in a registration undertaken pursuant to, or otherwise prevent the holders from exercising their rights under, this Agreement or which would prohibit the Corporation from granting the holders the registration rights set forth in this Agreement.

10.3         Other Registration Rights.  The Corporation will not hereafter grant to any Person or Persons the right to request the Corporation to register any equity securities of the Corporation, or any securities convertible or exchangeable into or exercisable for such securities, or to participate in any registration, which right conflicts or interferes with any of the rights granted hereunder or to the extent such participation rights provide for the inclusion of securities on a parity with or prior to the inclusion of Registrable Shares.  The Corporation will not include in any Demand Registration any securities which are not Registrable Shares (for the purposes of Section 2) unless and until all Registrable Shares requested to be registered have first been so included, except with respect to Previously Designated Registrable Shares which may be included as otherwise expressly provided herein.

10.4         Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law; provided that no Person having rights under any provision of this Agreement shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

10.5         Amendments and Waivers.  Except as otherwise expressly provided herein, the provisions of this Agreement may be amended at any time only by the written agreement of the Corporation and the holders of a majority of the Registrable Shares.  Any waiver, permit, consent or approval of any kind or character on the part of any such holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing.  Any amendment or waiver effected in accordance with this Section 10.5 shall be binding upon each holder of Registrable Shares and the Corporation.

10.6         Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of either of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of the purchasers or holders of Registrable Shares are also for the benefit of, and enforceable by, any subsequent holders of such Registrable Shares.

10.7         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.8         Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

10.9         Notices.  All notices and other communications provided for hereunder shall be in writing (including telecopy communication confirmed by mail or delivery) and mailed, telecopied, e-mailed or delivered:

(a)           if to the Investor, to it at:

DMRJ Group I, LLC
Carnegie Hall Tower
152 West 57th Street
New York, New York  10019
Attention:
Telephone: (212) 582-2222
Telecopier:  (212) 582-2424
E-mail Address:  dlevy@platinumlp.com

(b)           if to the Corporation, to it at:

Desert Hawk Gold Corp.
Attention:  Robert E. Jorgensen, Chairman
8921 N. Indian Trail Road, #288
Spokane, WA   99208
Telephone:  (509) 434-8161
Telecopier:
E-mail Address: bjorg53@yahoo.com

(c)           with a copy (with shall not constitute notice) to:

Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT 84095
Telephone:  (801) 446-8802
Telecopier:  (801) 446-8803
E-mail Address:  ron@vancelaw.us

or, as to any party or any other holder of Registrable Shares, at such other telecopy number or address as shall be designated by such party or holder in a written notice to the other parties.  All such notices and other communications shall, when mailed, telecopied, e-mailed or delivered, be effective when received or, in the case of delivery by mail, on the fourth (4th) Business Day after such notice or other communication shall have been deposited in the mail, postage prepaid, return receipt requested or, in the case of delivery by overnight express courier, on the Business Day following the Business Day such notice or communication shall have been deposited with such courier service.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any other Loan Document shall be effective as delivery of an original executed counterpart thereof.

10.10      Jurisdiction, Etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding, to the extent permitted by law, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.11      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

10.12      WAIVER OF JURY TRIAL.  THE PARTIES HERETO IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.         Final Agreement.  This Agreement, together with the Investment Agreement and all other agreements entered into by the parties hereto pursuant to the Investment Agreement, constitute the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

12.         Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one instrument.

13.         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any Person.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

CORPORATION:

DESERT HAWK GOLD CORP.

By:	/s/ Robert E. Jorgensen
	Name:	Robert E. Jorgensen
	Title	Chief Executive Officer

INVESTOR:

DMRJ GROUP I, LLC

By:	/s/ Daniel Small
	Name:	Daniel Small
	Title:	Portfolio Manager

[Signature Page to Registration Rights Agreement]